                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

    Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                January 12, 1994





Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of Savannah Foods to be held on Thursday, February 17, 1994 starting at 9:00 a.m. in the Savannah A Ballroom, located on the main lobby floor of the Radisson Plaza Hotel, 100 General McIntosh Boulevard, Savannah, Georgia. We look forward to greeting each of you personally.

         Your vote is important, regardless of the number of shares you own. Please sign, date, and mail the proxy card in the enclosed envelope at your earliest convenience. If you plan on attending this meeting, you may vote in person if you wish, even if you have previously returned your proxy.

                                        Sincerely,




                                        W. W. Sprague, Jr.,
                                        Chairman and Chief Executive Officer




                                        W. W. Sprague, III,
                                        President and Chief Operating Officer

                                  (Blank Page)

                       SAVANNAH FOODS & INDUSTRIES, INC.
                              POST OFFICE BOX 339
                            SAVANNAH, GEORGIA  31402

                                 ______________


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 17, 1994

                                  ___________


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Savannah Foods & Industries, Inc., will be held on Thursday, February 17, 1994, starting at 9:00 a.m. Eastern Standard Time in the Savannah A Ballroom, located on the main lobby floor of the Radisson Plaza Hotel, 100 General McIntosh Boulevard, Savannah, Georgia, for the purpose of considering and voting on the following matters:

         1. To elect four Directors to hold office for a term of three years and until their successors are elected and qualified.

         2. To approve the appointment of Price Waterhouse as independent accountants for the fiscal year ending October 2, 1994.

         3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

         The Board of Directors of the Company has fixed the close of business on December 24, 1993, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.



         WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.


                                        BY ORDER OF THE BOARD OF DIRECTORS




                                        John M. Tatum
                                        Secretary
Savannah, Georgia
January 12, 1994

                                  (Blank Page)

                       SAVANNAH FOODS & INDUSTRIES, INC.

                              POST OFFICE BOX 339

                            SAVANNAH, GEORGIA  31402

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 17, 1994

         This Proxy Statement is being furnished to holders of common stock, par value $.25 per share ("Common Stock"), of Savannah Foods & Industries, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1994 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, February 17, 1994, starting at 9:00 a.m. Eastern Standard Time, in the Savannah A Ballroom, located on the main lobby floor of the Radisson Plaza Hotel, 100 General McIntosh Boulevard, Savannah, Georgia, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

         This Proxy Statement and form of proxy are first being mailed to stockholders of the Company on or about January 12, 1994.

         All proxies duly executed and received prior to or at the Annual Meeting, and not revoked, will be voted on all matters presented at the meeting in accordance with the instructions indicated on such proxies. In the absence of specified instructions, proxies so received will be voted FOR (1) The named nominees to the Company's Board of Directors and FOR (2) The approval of the appointment of Price Waterhouse as independent accountants for the fiscal year ending October 2, 1994.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute the revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Savannah Foods & Industries, Inc., Post Office Box 339, Savannah, Georgia 31402, Attention:
Secretary, or hand delivered to the Secretary of the Company at or before the taking of the vote at the Annual Meeting.

         The cost of the solicitation of proxies will be borne by the Company. Proxies will be solicited by mail and may be solicited personally, or by telephone or telegraph by Directors, Officers, and employees of the Company. The Company has retained the services of Corporate Investor Communications, Inc. to assist in the solicitation of proxies from banks, brokers and nominees at a cost not to exceed $2,500 plus reasonable out-of-pocket expenses. The Company will reimburse custodians, nominees, and fiduciaries for forwarding proxy material to beneficial owners of shares held of record by such custodians, nominees, and fiduciaries. The Company has employed Wachovia Bank of North Carolina, N.A., P. O. Box 3001, Winston-Salem, N.C. 27102, to handle the mechanics of checking the validity of proxies and tabulating them.

         The Board of Directors of the Company has fixed December 24, 1993, as the record date for the determination of the Company stockholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of Common Stock on the record date will be entitled to notice of and to vote at the Annual Meeting. As of November 30, 1993, there were 26,238,196 shares of Common Stock outstanding; each of which is entitled to one non-cumulative vote.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         As of November 30, 1993, the beneficial ownership of Common Stock of the Company by 5% holders, Directors, each Non- Director Executive Officer named in the Summary Compensation Table below, and by all Executive Officers and Directors of the Company as a group, was as follows:


                                         Amount and Nature       Percent
         Name                        of Beneficial Ownership    of Class
         ----                        -----------------------    --------
         NationsBank of Georgia,
          N.A. (1)                         4,887,557 (2)          18.63%

         United States Trust Company
          of New York (3)                    850,117 (4)           3.24%

         Bass Management Trust
          and Related Parties (5)          1,323,400 (6)           5.04%

         W. Waldo Bradley                    155,284 (7)            .59%
         John D. Carswell                     68,000 (8)            .26%
         Dale C. Critz                         1,017                 *
         Lee B. Durham, Jr.                    3,611                 *
         F. Sprague Exley                    146,096 (9)            .56%
         George Fawcett                       57,284                 *
         Ernest Flegenheimer                  31,192                 *
         Arthur Gignilliat                     1,314                 *
         Robert L. Harrison                    6,810 (10)            *
         William W. Sprague, Jr.             536,864 (11)          2.05%
         William W. Sprague, III             174,376 (12)           .66%
         Hugh M. Tarbutton                   229,888 (13)           .88%
         Arnold Tenenbaum                      1,700 (14)            *

         C. Richard Donnelly                  27,234                 *
         Benjamin A. Oxnard, Jr.              36,252 (15)            *
         William R. Steinhauer                46,430 (16)            *

         All Directors and Executive
          Officers as a group
          (16 individuals)                 1,366,352 (17)          5.21%

         * Indicates less than .25%

(1)      The business address of NationsBank of Georgia, N.A. is:

                 NationsBank of Georgia, N.A.
                 600 Peachtree Street, N.E.
                 Atlanta, Georgia  30308

(2) Such shares are held for various fiduciary, investment and custodian accounts in which NationsBank of Georgia, N.A. has no beneficial interest.
(3)      The business address of United States Trust Company of New York is:

                 United States Trust Company of New York
                 770 Broadway
                 New York, New York  10003-9598

(4) Such shares are held in the Company Stock Fund for the Employee Retirement Savings Plan, in which United States Trust Company has no beneficial interest.


(5)      The business address of Bass Management Trust and related parties is:

                 Bass Management Trust and Related Parties
                 c/o W. Robert Cotham
                 2600 First City Bank Tower
                 Fort Worth, Texas  76102

(6) Information is based on a Schedule 13D, dated November 16, 1992 filed by The Bass Management Trust, Perry R. Bass, Nancy L. Bass, Lee M. Bass, the Airlie Group L.P., EBD L.P., TMT-FW Inc., Thomas M. Taylor, Dort A. Cameron, III, Wesley Guylay Capital Management, and Wesley R. Guylay, disclosing voting and investment power held by such persons with respect to shares of Common Stock.

(7) Includes 3,360 shares in a trust for which Mr. Bradley is trustee with voting rights, and 64,160 shares owned by Bradley Foundation, Inc. of which Mr. Bradley is President. It also includes the following shares in which Mr. Bradley disclaims any beneficial ownership: 8,000 shares in a trust for his children; 50,880 shares owned by a partnership of which his daughters and trusts for his children are among the partners; and 10,804 shares owned by his wife.

(8) Includes the following 28,000 shares in which Mr. Carswell disclaims any beneficial ownership: 14,000 shares in trust for his wife and grandchildren, and 14,000 shares owned by a trust with his children as beneficiaries.

(9) Includes 105,051 shares in his mother's estate of which Mr. Exley is a co-executor, and in which he is a residual beneficiary. Includes 2,810 shares held in a trust of which Mr. Exley is a trustee and a beneficiary. It also includes 2,286 shares owned by his wife, in which Mr. Exley disclaims any beneficial ownership.

(10) Includes 1,780 shares owned by his wife, in which Mr. Harrison disclaims any beneficial ownership.

(11) Includes 16,944 shares owned by his wife and 3,440 shares in a trust for which Mr. Sprague is trustee. He disclaims any beneficial ownership in any of these shares. Also includes 157,000 shares in a Grantor Retained Income Trust.

(12) Includes 157,000 shares held in trust, of which Mr. Sprague is a trustee and a beneficiary. Also includes 2,298 shares owned by his wife and 6,687 shares owned by his children, in which Mr. Sprague disclaims any beneficial ownership.

(13) Includes 27,392 shares held by his wife as custodian for their children, in which Mr. Tarbutton disclaims any beneficial ownership.

(14) Includes 1,100 shares held by his wife as custodian for their children, in which Mr. Tenenbaum disclaims any beneficial ownership.

(15) Includes 825 shares owned by his wife in which Mr. Oxnard disclaims any beneficial ownership.

(16) Includes 1,848 shares owned by his wife and 800 shares held in trust for his children in which Mr. Steinhauer disclaims any beneficial ownership.

(17) This amount is adjusted for the 157,000 shares held in trust and included under both William W. Sprague, Jr. and William W. Sprague, III.

                             ELECTION OF DIRECTORS

         Four Directors have been nominated by the Board of Directors for election at this meeting. The four nominees proposed for election for three-year terms are offered for election to hold office until the Annual Meeting in 1997, and until their successors are elected and qualified, or until their death, disability, or resignation. PROXIES RETURNED BY STOCKHOLDERS WILL BE VOTED "FOR" ELECTION OF DIRECTORS AS AFORESAID UNLESS OTHERWISE DIRECTED ON THE PROXY. If any nominee shall become unavailable for election, which is not anticipated, the shares represented by proxies will be voted for such substitute nominee as may be designated by the Board of Directors.

         The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required to elect the nominees as Directors. Abstention and broker non-votes will have the same effect as a vote to withhold authority in the election of Directors.

         Set forth on the following pages is information with respect to the nominees and standing members of the Board of Directors, current as of November 30, 1993, (except that Mr. Flegenheimer's information reflects his retirement as an Officer of the Company as of December 31, 1993.)

       DIRECTORS WHO ARE NOMINEES FOR ELECTION FOR A TERM OF THREE YEARS


  A photograph              LEE B. DURHAM, JR.                  Mr. Lee B. Durham, Jr., is a partner in the law firm of Hill
  of Mr. Durham             Attorney                            Lewis, Detroit, Michigan and has been a practicing attorney for
  appears in the            Hill Lewis                          more than 30 years.  His firm is general counsel to Michigan
  paper format              Age:  63                            Sugar Company, a wholly-owned subsidiary of the Company.  He is
  version of                Director since:  1985               also a Director of Michigan Sugar Company and has been
  this document             Present term expires:  1994         Secretary of that company since 1976.





  A photograph              GEORGE FAWCETT                      Mr. George Fawcett, former Senior Vice President - Operations
  of Mr. Fawcett            Consultant                          for the Company, retired in October 1991.  He is also a
  appears in the            Age:  67                            Director of Trust Company Bank, Savannah, Georgia.
  paper format              Director since:  1980
  version of                Present term expires:  1994
  this document




  A photograph              ERNEST FLEGENHEIMER                 Mr. Ernest Flegenheimer was President of Michigan Sugar Company
  of Mr. Flegenheimer       President and Chief Executive       from 1963 until his retirement on December 31, 1993, and has
  appears in the             Officer,                           been active in the beet sugar industry for more than 39 years.
  paper format              Michigan Sugar Company -- Retired   He was also President of Great Lakes Sugar Company, a
  version of                 as of December 31, 1993            subsidiary of Michigan Sugar Company, and Senior Vice President
  this document             Age:  66                            of the Company.  He continues to serve as a Director of
                            Director since:  1984               Michigan Sugar Company and several of the Company's other
                            Present term expires:  1994         subsidiaries.  He is a Director of Second National Bank of
                            Member:  Executive Committee        Saginaw, Saginaw, Michigan.





  A photograph              ROBERT L. HARRISON                  Mr. Robert L. Harrison is President of Stevens Shipping &
  of Mr. Harrison           President,                          Terminal Co., Savannah, Georgia.  Stevens conducts steamship
  appears in the            Stevens Shipping & Terminal Co.     agency and stevedoring services in South Atlantic port areas.
  paper format              Age:  53                            He is also an Advisory Director of NationsBank of Georgia,
  version of                Director since:  1990               N.A., Savannah, Georgia; and Chairman and a Director of Fairway
  this document             Present term expires:  1994         Terminals, Inc. of Texas.
                            Member:  Audit and Compensation
                             Committees

                   DIRECTORS WHOSE TERMS CONTINUE UNTIL 1995


A photograph              DALE C. CRITZ                                Mr. Dale C. Critz is owner and President of Critz, Inc.,
of Mr. Critz              President,                                   a retail automobile dealership.  He has served on the
appears in the            Critz, Inc.                                  Board of Directors of Trust Company Bank since 1963 and
paper format              Age:  61                                     was appointed Chairman of the Board in 1992.  He is a
version of                Director since:  1993                        Trustee of the Georgia Automobile Dealers Association
this document             Present term expires:  1995                  Workers Compensation Fund.
                          Member:  Compensation Committee




A photograph              ARTHUR M. GIGNILLIAT, JR.                    Mr. Arthur M. Gignilliat, Jr., is President and Chief
of Mr. Gignilliat         President and Chief Executive Officer,       Executive Officer of Savannah Electric and Power
appears in the            Savannah Electric and Power                  Company.  He serves on the Board of Directors of
paper format               Company                                     NationsBank of Georgia, N.A., Savannah, Georgia and
version of                Age:  61                                     Savannah Electric and Power Company, and is a member of
this document             Director since:  1988                        the Metropolitan Atlanta Olympic Games Authority.  He
                          Present term expires:  1995                  served on the Board of Regents of the University System
                          Member:  Compensation Committee              of Georgia from 1983 to 1993.
                           (Chairman)



A photograph              WILLIAM W. SPRAGUE, JR.                      Mr. William W. Sprague, Jr., has been Chief Executive
of Mr. Sprague            Chairman and Chief Executive Officer,        Officer of the Company since 1972 and Chairman since
appears in the            Savannah Foods & Industries, Inc.            January 1, 1993.  He also served as President from 1972
paper format              Age:  67                                     through 1992, having first joined the Company in 1952.
version of                Director since:  1960                        He is a Director and Chairman and/or President of a
this document             Present term expires:  1995                  number of its subsidiaries.  He also serves as a
                          Member:  Executive Committee                 Director of NationsBank Corporation, Charlotte, North
                           (Chairman)                                  Carolina.




A photograph              ARNOLD TENENBAUM                             Mr. Arnold Tenenbaum is President of Chatham Steel
of Mr. Tenenbaum          President,                                   Corporation. Chatham Steel is a wholesale distributor of
appears in the            Chatham Steel Corporation                    metal products.  It has branches in five states.  Mr.
paper format              Age:  57                                     Tenenbaum is on the Board of Directors of First Union
version of                Director since:  1989                        Bank of Savannah, First Union Bank of Georgia, Savannah
this document             Present term expires:  1995                  Electric and Power Company, and the Georgia Lottery
                          Member:  Audit Committee                     Corporation.

                   DIRECTORS WHOSE TERMS CONTINUE UNTIL 1996




 A photograph         W. WALDO BRADLEY                         Mr. W. Waldo Bradley is Chairman of the Board of Bradley
 of Mr. Bradley       Chairman,                                Plywood Corporation, Savannah, Georgia, a wholesale distributor
 appears in the       Bradley Plywood Corporation              of building materials.  He also serves as a Director of First
 paper format         Age:  59                                 Union Corporation, Charlotte, North Carolina, and Atlanta Gas
 version of           Director since:  1979                    Light Company.
 this document        Present term expires:  1996
                      Member:  Compensation,
                       Executive, and Nominating
                       Committees


 A photograph         JOHN D. CARSWELL                         Mr. John D. Carswell has been in the general insurance business
 of Mr. Carswell      Associated with Palmer &                 all of his business life.  He is associated with Palmer &
 appears in the        Cay/Carswell, Inc.                      Cay/Carswell, Inc.
 paper format         Age:  62
 version of           Director since:  1985
 this document        Present term expires:  1996
                      Member:  Audit Committee and
                       Nominating Committee (Chairman)


 A photograph         F. SPRAGUE EXLEY                         Mr. F. Sprague Exley, who first joined the Company in 1965, is
 of Mr. Exley         Vice President - Distribution            Vice President - Distribution, and President of Food Carrier,
 appears in the       Savannah Foods & Industries, Inc.        Inc., a wholly-owned subsidiary of the Company.  He also serves
 paper format         Age:  54                                 as an Officer and a Director of several of the Company's other
 version of           Director since:  1976                    subsidiaries, is on the Community Advisory Board of NationsBank
 this document        Present term expires:  1996              of Georgia, N.A., Savannah, Georgia, and is a member of the
                                                               Board of the Georgia Freight Bureau, Inc., Atlanta, Georgia.



 A photograph         WILLIAM W. SPRAGUE, III                  Mr. William W. Sprague, III has been President and Chief
 of Mr. Sprague       President and Chief Operating Officer,   Operating Officer of Savannah Foods & Industries, Inc., since
 appears in the       Savannah Foods & Industries, Inc.        January 1, 1993.  He began his career with the Company in 1983,
 paper format         Age:  37                                 and his previous position was Vice President - Sales.  He
 version of           Director since:  1990                    serves as an Officer and a Director of several of the Company's
 this document        Present term expires:  1996              subsidiaries; as a Director of Memorial Medical Center, and
                      Member:  Executive Committee             Provident Health Services, Inc.; and is on the Advisory Board
                                                               of the Savannah Economic Development Authority.



 A photograph         HUGH M. TARBUTTON                        Mr. Hugh M. Tarbutton is President of Sandersville Railroad
 of Mr. Tarbutton     President,                               Company, Sandersville, Georgia.  He is also a Director of
 appears in the       Sandersville Railroad Company            NationsBank of Georgia, N.A.
 paper format         Age:  61
 version of           Director since:  1971
 this document        Present term expires:  1996
                      Member:  Executive and Nominating
                       Committees, and Audit Committee
                       (Chairman)

                MANAGEMENT OF SAVANNAH FOODS & INDUSTRIES, INC.

         In addition to the Officers who also serve as Directors, as described under Election of Directors, the following individuals serve as Executive Officers of the Company:



W. R. Steinhauer                       Mr. Steinhauer, age 52, first joined the Company in 1977, was
Senior Vice President -                elected Vice President - Finance in 1978, and was elected
 Finance and Administration,           Treasurer in 1991.  He was elected to his present position as
 and Assistant Secretary               of January 1, 1993.  He also serves as an Officer and Director of several of the Company's subsidiaries.



C. R. Donnelly                         Mr. Donnelly, age 55, first joined the Company in 1966, and was
Senior Vice President - Operations     elected to his present office as of January 1, 1993.  Prior to that he had served as Group Vice President - Cane Operations and Vice President - Sales.  He also serves as an Officer and
                                       Director of several of the Company's subsidiaries.


B. A. Oxnard, Jr.                      Mr. Oxnard, age 59, first joined the Company in 1983 as Vice
Vice President - Raw Sugar             President - Raw Sugar.  He also serves as an Officer of several of the Company's subsidiaries.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth (i) the cash and cash-equivalent remuneration, and (ii) the aggregate of the contingent forms of remuneration paid by the Company to, or for the account of, or accrued by the Company for the account of its Chief Executive Officer and each of its four other most highly compensated Executive Officers:

                                                                  LONG TERM COMPENSATION
- -----------------------------------------------------------------------------------------------------------
                   ANNUAL COMPENSATION                                  AWARDS         PAYOUTS
- -----------------------------------------------------------------------------------------------------------
                                                       Other
Name                                                   Annual    Restricted                       All Other
and                                                    Compen-     Stock     Options/    LTIP      Compen-
Principal                           Salary    Bonus    sation      Awards      SARs     Payouts    sation
Position                   Year       ($)      ($)     ($)(2)       ($)        ($)        ($)     ($)(3)(4)
- -----------------------------------------------------------------------------------------------------------
W. W. Sprague, Jr.       1992-93(1) 600,000   20,437      0           0           0        0       90,620
 Chairman of the Board &   1992     600,000   81,750      0           0           0        0       98,389
 Chief Executive Officer   1991     600,000  450,000      0           0           0        0       86,741

W. W. Sprague, III       1992-93(1) 188,750    3,122      0           0           0        0       16,196
 President, Chief
 Operating Officer, and
 Director

Ernest Flegenheimer      1992-93(1) 275,000    7,664      0           0           0        0       47,712
 Senior Vice President     1992     281,250   30,656      0           0           0        0       52,497
 and Director (President-  1991     350,000  210,000      0           0           0        0       51,836
 Michigan Sugar Company)

C. Richard Donnelly      1992-93(1) 190,813    4,837      0           0           0        0       16,332
 Senior Vice President-    1992     177,501   19,348      0           0           0        0       12,953
 Operations                1991     162,500   85,313      0           0           0        0       18,561

W. R. Steinhauer         1992-93(1) 175,425    4,476      0           0           0        0       10,779
 Senior Vice President-    1992     164,277   17,906      0           0           0        0        7,296
 Finance & Administration  1991     157,500   82,688      0           0           0        0       17,515

______________________________________________________________________________

(1) Due to the Company's change in fiscal year, the 1992-93 amounts reflect compensation earned from October 1992 through September 1993. Therefore, the last three months of 1992 are reported in both "1992-93" and "1992."

(2)      "Perquisites" do not exceed $50,000 or 10% of total salary and bonus.

(3) "All Other Compensation" for 1992-93 includes: (i) above market earnings accrued on deferred compensation (Mr. Sprague, Jr. - $60,744; Mr. Sprague, III - $359; Mr. Flegenheimer - $28,749; Mr. Donnelly - $7,222; Mr. Steinhauer - $2,705), (ii) Director fees (Mr. Sprague, Jr. - $7,200; Mr. Sprague, III - $7,200; Mr. Flegenheimer - $7,200), (iii) amounts contributed to defined contribution retirement plans (Mr. Sprague, Jr. - $10, 027; Mr. Sprague, III - $8,147; Mr. Flegenheimer $10,027; Mr. Donnelly - $7,628; Mr. Steinhauer - $5,744), and (iv) amounts accrued as contributions to non-qualified retirement plans (Mr. Sprague, Jr. - $12,649; Mr. Sprague, III - $490; Mr. Flegenheimer -- $1,736; Mr. Donnelly - $1,482; Mr. Steinhauer - $2,330).

(4) The 1992 and 1991 amounts have been changed from the amounts reported in the 1993 Proxy Statement. These amounts were incorrectly calculated and overstated in the 1993 Proxy Statement.

PENSION PLANS

         The Company has in effect a non-contributory pension plan which applies to substantially all employees, including Officers. The normal retirement age under the plan is 65. When an employee retires, several forms of benefit payments are available, including an actuarially reduced benefit to provide a surviving spouse's annuity of 50%, 75%, or 100% of the employee's reduced pension. The basic payment formula is 2% of the final three-year average of earnings, times credited years of service (up to 30) minus a Social Security allowance. A reduced benefit can be received at age 55 with 10 or more years of credited service or at age 62 with five or more years of credited service.

         In addition to benefits paid under the Company's pension plan for substantially all employees, all Officers of the Company receive coordinated benefits from the Supplemental Executive Retirement Plan. The Plan includes each of the Officers listed in the foregoing Summary Compensation Table, and provides that retirement benefits for these Executive Officers will be equal to 65% of their covered compensation. These retirement benefits will consist of normal pension benefits under the Company's qualified pension plan, Social Security benefits and a supplemental benefit provided under this plan. The estimated annual benefits payable upon retirement at normal retirement age for each of the named Executive Officers from the Company's non-contributory pension plan and Supplemental Executive Retirement Plan are as follows: W. W. Sprague, Jr.: $368,875; W. W. Sprague, III: $68,431; Ernest Flegenheimer:
$182,002; C. Richard Donnelly: $100,521; and W. R. Steinhauer: $93,877.



EMPLOYMENT CONTRACTS

         On June 13, 1975, the Company entered into an employment contract with Mr. W. W. Sprague, Jr., the Chairman of the Board and Chief Executive Officer of the Company, which has been amended and restated from time to time. As amended, Mr. Sprague's contract extends until December 31, 1994. This contract provides that Mr. Sprague be compensated as the Board of Directors of the Company may determine subject to normal periodic review for adjustment based on the corporate policy and contributions to the enterprise. Such adjustments shall be commensurate with those made to any other senior executives of the Company and Mr. Sprague's position with the Company. In the event of disability, or at retirement, Mr. Sprague would be paid an amount annually equivalent to the amount he would receive annually under the regular Retirement Income Plan of the Company and with the same elections as if he were retiring from the employ of the Company after 40 years of continuous service, reduced by the amount he is then receiving under the Retirement Income Plan of the Company or any previous employer.

         The contract also generally provides that in the event of death before the end of the term of the contract, Mr. Sprague's surviving widow would be paid an aggregate amount which, after payment of all applicable estate and income taxes, would be equivalent to one year's base annual salary of Mr. Sprague at the date of death.

         The contract further provides that in the event of a change in control of the Company and a termination of employment thereafter (other than for disability or cause) by failure of the Company to continue to recognize the terms of the contract, including its compensation requirements, the Company will be obligated to pay as liquidated damages a lump sum equal to the product of the annual base salary in effect as of the date of termination, plus any additional compensation payable in accordance with the then policy of the Company, multiplied by the lesser of the number of years remaining in the term of employment or the number five; plus any other damages resulting from the Company's termination of the contract. The contract also gives the employee the right to terminate the contract in the event of a failure on the part of the Company to fulfill its obligations, with the same right to liquidated damages.

         The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. In 1988 and succeeding years, the Company entered into contracts with all other Corporate Officers to reduce the risk of departure or distraction of management personnel to the detriment of the Company and its stockholders. If these Officers are terminated after a change in control of the Company, as defined therein, the contract provides for a lump sum payment of 2.99 times annual compensation.

         In the event of a change of control which would trigger the lump sum payment provisions of these contracts in fiscal 1994, the cost to the Company for the five Executive Officers listed in the Summary Compensation Table above would be $2,096,490.

         Mr. Ernest Flegenheimer's employment contract expired on December 31, 1993, at which time he retired from the Company. Thus, the amount presented above does not include any amounts for Mr. Flegenheimer.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee has the responsibility for recommending to the full Board the compensation arrangements for senior management of the Company, and also recommends to the Board adoption of and/or modification to any compensation plans in which Officers and Directors are eligible to participate, as well as the benefits under such plans. This responsibility includes reviewing and considering new, or amendments to, compensation plans, retirement plans and other benefit plans, and monitoring the performance and compensation of Executive Officers.

         The Company maintains compensation and benefit programs designed to attract, motivate, and retain management and employees. Wherever practical, the Company attempts to link employee reward to financial performance and stockholder reward. The Company currently maintains seven compensation or retirement plans. In addition, employment contracts are currently in place with all Corporate Officers as explained on page 10 of this proxy statement. Except for the Supplemental Executive Retirement Plan and a deferred compensation plan, substantially all non-union employees in the Company participate in all other plans. The Supplemental Executive Retirement Plan was designed to eliminate an inequity to managers and officers that exists in companies with a qualified defined benefit pension plan. Thus, only two plans, the Supplemental Executive Retirement Plan and the deferred compensation plan, provide benefits to Executives on a basis other than they are provided to all other non-union employees.

         The Company's executive compensation program consists of three main components: (1) base salary, (2) potential for an annual bonus under the profit-sharing bonus plan, and (3) potential for a contribution to the Employee Stock Ownership Plan (ESOP). The second and third components are "at risk" and are determined by the profitability of the Company for the year. The "at risk" component of compensation fluctuates significantly with earnings, and as a result it represented 5% of total compensation of the five named Executives Officers in fiscal 1993, 12% for 1992, and 41% for 1991. The only manner in which Officers participate in the profit sharing bonus plan on a basis other than non-officer employees is that the target award increases as a percent of pay, based on job grade, from 5% for most employees to a maximum of 50% for the Chief Executive Officer (CEO). The target award is achieved when return on equity (ROE), as defined (consolidated net income plus the after tax charge to income for the year for the contribution, if any, to the ESOP divided by consolidated stockholders' equity at the beginning of the year) reaches 16%.
If ROE is less than 13%, there is no profit sharing payment, and if it exceeds 20%, a maximum of 150% of the target award is paid. ESOP contributions are recommended by management and approved by the Board of Directors based primarily upon earnings of the Company. Contributions to the ESOP are made after considering the Company's earnings for the year and its cash position and other cash requirements at year end and in the following year. The Committee has no discretion with respect to the amount of the contribution allocated to the CEO under the ESOP. Rather, these contributions are allocated to each participant, including the CEO, based upon his or her earnings for the year as required by Internal Revenue Service regulations.

         The Company does not have a Stock Option or Stock Appreciation Rights Plan and no options or appreciation rights are outstanding from former plans.

         Annually the Company evaluates the performance of Executive Officers and other key employees and establishes an appropriate compensation level for each person. Job grades and minimum, normal and maximum compensation levels have been assigned to every position. The annual update of the base salary level is made from three compensation surveys in which the Company participates. The Company's salary levels are compared to the same positions in companies in a similar sales group. Company asset size, total employees supervised, and the five-year and one-year returns on equity are also used in the survey to assure that comparability of positions is maximized. Most base salaries fall below the fiftieth percentile in this survey data. Four of the 12 companies in the peer group index on page 14 of this proxy statement are also included in one or more of the compensation surveys. The Company has not attempted to compare itself to the other companies in the peer group because they are not included in the survey data reviewed by the Committee, and in addition, the Company does not believe it competes with such other companies for executive talent. Total compensation, as explained above, is determined objectively based upon the plans and the base salary survey data. In the last three years, this has generally not exceeded the fiftieth percentile level of total cash compensation reported in the annual compensation surveys. Changes to base salary of all Corporate Officers are recommended by the CEO to this Committee in November or December of each year. At this time, he discusses with the Committee the performance of each Officer and his or her potential for advancement. The Committee then decides whether or not to recommend approval to the Board of Directors of the management recommendations. If an Officer promotion is requested by management at any other time, a similar process is followed.

         The Committee evaluates the performance of the CEO before recommending approval of a base salary adjustment for him. The compensation survey data and other information is used by the Committee in determining his salary adjustment. The Committee concluded that the survey data and the CEO's performance warranted a salary increase for 1992 and 1993. However, lower corporate earnings and a lower stock price have resulted in less stockholder reward in those years. The Committee agreed with the CEO that by his foregoing a salary increase in these years, the Company would reinforce the linkage between senior management reward and stockholder reward.

         The Committee believes that the compensation program currently in place is appropriate, considering those in place at comparable companies and considering the Company's goal to link employee and management compensation to stockholder reward. It believes that the total remuneration generated by this compensation package is reasonable and competitive by the same standard.

COMPENSATION COMMITTEE:

         Arthur M. Gignilliat, Jr. (Chairman)               Dale C. Critz (Member since April 1993)

         W. Waldo Bradley                                   Robert L. Harrison


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 1993, the four persons listed above, Messrs.: Critz, Gignilliat, Bradley and Harrison served as members of the Compensation Committee. No member of this committee is a former or current Officer or employee of the Company or any of its subsidiaries. Dale C. Critz, a Director of the Company, is President of Critz, Inc. The Company conducts business with this firm for some of its automotive needs. In the fiscal year ended October 3, 1993, the Company purchased products and services from this firm in the amount of approximately $77,000. Robert L. Harrison, a Director of the Company, is President of Stevens Shipping & Terminal Company in Savannah, Georgia. The Company conducts business with this firm related to port activities associated with the importation of raw sugar. In the fiscal year ended October 3, 1993, the Company purchased services from this firm in the amount of approximately $1,355,000.

                   COMPARISON OF CUMULATIVE TOTAL RETURN FOR
                   SAVANNAH FOODS COMMON, S&P COMPOSITE 500,
             & PEER GROUP INDEX FOR BAKERY & DAIRY FOOD COMPANIES*





              A graph depicting the information in the table below
                     is displayed on page 14 of this Proxy.
         This graph appears in the paper format version of the document and not in this electronic filing.





                            1988             1989             1990             1991             1992             1993
Savannah Foods            100.00           304.21           278.24           188.57           181.49           198.39

S&P Composite 500         100.00           134.35           129.37           164.70           181.32           195.51

Peer Group                100.00           142.08           136.25           171.15           173.55           176.91

* The data presented above assumes $100 was invested on January 1, 1989, at the closing price in Savannah Foods & Industries, Inc. common stock, the S&P 500 Index and the peer group index, and that dividends were reinvested. The peer group index is a market capitalization weighted index of bakery and dairy food companies.

         The bakery and dairy food group is composed of the companies traded on the New York and American Stock Exchanges in the bakery and dairy food standard industrial classification. This group includes the Company, two other sugar companies (one of which is a multi-segment company, of which beet sugar is its largest segment) and ten other companies that produce food products. The Company will provide the identity of all the component companies upon a stockholder's request. Refined sugar producers have historically reported earnings volatility resulting from economic factors that are significant and often limited to the sugar industry.

         The Company changed its fiscal year end from the Sunday closest to December 31 to the Sunday closest to September 30, effective for the fiscal year ended October 3, 1993. As a result, the graph above reflects the investment return for nine months from January 3, 1993, the date of the last fiscal year end, prior to the change, to October 3, 1993.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         John D. Carswell, a Director of the Company, is associated with the insurance firm of Palmer & Cay/Carswell, Inc. The Company conducts business with this firm for its insurance needs. In the fiscal year ended October 3, 1993, the Company purchased services from this firm in the amount of approximately $1,873,000.

         Dale C. Critz, a Director of the Company, is President of Critz, Inc. The Company conducts business with this firm for some of its automotive needs. In the fiscal year ended October 3, 1993, the Company purchased products and services from this firm in the amount of approximately $77,000.

         Lee B. Durham, Jr., a Director of the Company, is a partner in the law firm of Hill Lewis in Detroit, Michigan. His firm is general counsel to Michigan Sugar Company, which is a wholly-owned subsidiary of the Company.

         Robert L. Harrison, a Director of the Company, is President of Stevens Shipping & Terminal Company in Savannah, Georgia. The Company conducts business with this firm related to port activities associated with the importation of raw sugar. In the fiscal year ended October 3, 1993, the Company purchased services from this firm in the amount of approximately $1,355,000.

         William W. Sprague, III, a Director of the Company, and the President and Chief Operating Officer of the Company, is the son of William W. Sprague, Jr., the Chairman of the Board and Chief Executive Officer of the Company.

         Arnold Tenenbaum, a Director of the Company, is President of Chatham Steel Corporation. The Company sells metallic recyclables to and purchases steel products from this firm. The approximate volume of these transactions in the fiscal year ended October 3, 1993, was $13,000 and $94,000, respectively.

         George Fawcett, a Director of the Company and former Senior Vice President - Operations, performed consulting work for the Company. In the fiscal year ended October 3, 1993, the Company purchased services from Mr. Fawcett in the amount of approximately $50,000.

                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

         During the fiscal year ended October 3, 1993, the Board of Directors met six times. No Director attended fewer than 75% of the Board and Committee meetings.

         The Directors are paid a fee of $1,200 for attendance at each meeting of the Board of Directors and $400 for attendance at each Committee meeting. Outside Directors are also paid an annual retainer of $12,500.

         The Board of Directors has an Executive Committee and three standing committees -- an Audit Committee, a Compensation Committee, and a Nominating Committee.

         The Executive Committee has the authority of the Board of Directors between meetings of the Board. The Committee is composed of Messrs. Bradley, Flegenheimer, Sprague, Jr. (Chairman), Sprague, III, and Tarbutton. It did not meet in fiscal 1993.

         The Audit Committee serves as the communication link between the Board, as the representative of stockholders, and the independent accountants. The Company's internal auditors report to this Committee. The Audit Committee is composed of Messrs. Carswell, Harrison, Tarbutton (Chairman), and Tenenbaum. It met three times in fiscal 1993.

         The Compensation Committee has the responsibility for recommending to the full Board the compensation arrangements for senior management of the Company, and also recommends to the Board adoption of and/or modification to any compensation plans in which Officers and Directors are eligible to participate, as well as the benefits under such plans. The Committee is composed of Messrs. Bradley, Critz, Gignilliat (Chairman), and Harrison. This Committee met four times during fiscal 1993.

         The Nominating Committee has the responsibility of nominating new Board members. It is composed of Messrs. Bradley, Carswell (Chairman), and Tarbutton. It met once in fiscal 1993.

         The Audit, Compensation, and Nominating committees are composed of non-management Directors.

               APPROVAL OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has again selected Price Waterhouse to serve as the Company's independent accountants for the current fiscal year, and proposes that the stockholders ratify this selection at the Annual Meeting. Price Waterhouse has served as independent accountants for the Company since 1972. Price Waterhouse has advised the Company that neither it nor any of its partners have any direct financial interest or material indirect financial interest in the Company or its subsidiaries, nor have they had any connection during the past three years with the Company or its subsidiaries in the capacity of promoter, underwriter, voting trustee, Director, Officer, or employee.

         Representatives of Price Waterhouse will be present at the 1994 Annual Meeting with the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions. See "Board of Directors and Committees of the Board" herein as to members of the Audit Committee of the Board of Directors.

         Proxies solicited by Management will be voted "FOR" ratification of the selection of Price Waterhouse as independent accountants unless stockholders indicate in their proxies their desire to have their shares voted "AGAINST" such ratification.

         The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the appointment of independent accountants. Abstention and broker non-votes will have the same effect as a vote against ratification of the independent accountants.

                                 ANNUAL REPORT

         The Company's annual report for the fiscal year ended October 3, 1993, including financial statements, was mailed on or about January 12, 1994 to stockholders of record on December 24, 1993 except those stockholders who have requested elimination of multiple copies of annual reports to the same address.



                   1995 ANNUAL MEETING STOCKHOLDER PROPOSALS

         A stockholder wishing to present a proposal at the 1995 Annual Meeting must submit the proposal in writing, addressed to the Secretary, Savannah Foods & Industries, Inc., Post Office Box 339, Savannah, Georgia 31402, not later than September 15, 1994, in order for such proposal to be considered for inclusion in the proxy material and agenda of the 1995 Annual Meeting.



                                 OTHER MATTERS

         The Board of Directors of the Company knows of no other matters to be brought before the Annual Meeting. If matters other than those set forth in this proxy statement are properly presented at the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their best judgment on such other matters.

                                        By Order of the Board of Directors

                                        John M. Tatum
                                        Secretary





Savannah, Georgia
January 12, 1994